Exhibit 5.1

[Jones Day Letterhead]

July 23, 2012

Kaiser Aluminum Corporation

and the guarantors listed on Annex A

27422 Portola Parkway, Suite 200

Foothill Ranch, California 92610

Re:	Registration Statement on Form S-4 Filed by Kaiser Aluminum Corporation Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as counsel for Kaiser Aluminum Corporation, a Delaware corporation (the “Company”), and the Guarantors (as defined below) in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $225,000,000 aggregate principal amount of 8.250% Senior Notes due 2020 of the Company (the “Exchange Notes”) for an equal principal amount of 8.250% Senior Notes due 2020 of the Company outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to the indenture, dated as of May 23, 2012 (the “Indenture”), by and among the Company, the guarantors listed on Annex A hereto (each, a “Guarantor” and, collectively, the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each, a “Guarantee”) on a joint and several basis by the Guarantors.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company.

Kaiser Aluminum Corporation

and the Guarantors listed on Annex A

July 23, 2012

2.	The Guarantee of the Exchange Notes of each Guarantor, when it is issued and delivered in exchange for the Guarantee of the Outstanding Notes of that Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of that Guarantor.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

For the purposes of the opinions expressed herein, we have assumed that (i) the Indenture been duly authorized, executed and delivered by the Trustee and constitutes a valid, binding and enforceable obligation of the Trustee and (ii) the Outstanding Notes have been duly authenticated by the Trustee in accordance with the Indenture.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company, the Guarantors and others. The opinions expressed herein are limited to (i) the laws of the State of New York and (ii) the General Corporation Law and the Limited Liability Company Act of the State of Delaware, in each case as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction, on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Annex A

Guarantors

Name of Guarantor	State of Incorporation or Organization

Kaiser Aluminum Investments Company	Delaware
Kaiser Aluminum Mill Products Inc.	Delaware
Kaiser Aluminum Fabricated Products, LLC	Delaware
Kaiser Aluminum Alexco, LLC	Delaware
Kaiser Aluminum Washington, LLC	Delaware